Exhibit 99.1

Federated Media Publishing, Inc.

Financial Statements
Year Ended December 31, 2013

Federated Media Publishing, Inc.
Contents
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Independent Auditor’s Report

Board of Directors
Federated Media Publishing, Inc.
San Francisco, California

We have audited the accompanying financial statements of Federated Media Publishing, Inc., which comprise the balance sheet as of December 31, 2013, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Federated Media Publishing, Inc. as of December 31, 2013, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of matter

As described in Note 1 to the financial statements, the financial statements reflect the assets, liabilities, revenues and expenses directly attributable to Federated Media Publishing, Inc., as well as allocations deemed reasonable by management. The allocations are described in Note 2 to the financial statements. Additionally, as described in Note 12 to the financial statements, on February 3, 2014, all of the outstanding capital stock of Federated Media Publishing, Inc. was acquired by LIN Digital Media, LLC.

Our opinion is not modified with respect to these matters.

/s/ BDO USA, LLP

San Francisco, California
April 14, 2014

Federated Media Publishing, Inc.
Balance Sheet
(in thousands, except share amounts)

December 31,	2013
Assets
Current Assets:
Cash	$46
Accounts receivable, less allowance for doubtful accounts of $653	10,687
Prepaid expenses and other current assets	461
Total Current Assets	11,194
Property and Equipment, Net	4,408
Intangible Assets, Net	712
Goodwill	6,484
Other Assets	192
Total Assets	$22,990
Liabilities and Stockholders’ Deficit
Current Liabilities:
Line of credit	$4,593
Accounts payable	4,752
Accrued compensation and benefits	1,136
Accrued expenses and other current liabilities	1,514
Deferred revenue	194
Long-term debt, current portion	5,000
Convertible notes	6,175
Total Current Liabilities	23,364
Long-term debt	4,670
Other long-term liabilities	223
Total Liabilities	28,257
Commitments and contingencies (Note 7)
Stockholders’ Deficit:
Common stock $0.001 par value; 100 shares issued and outstanding	-
Additional paid-in capital	44,438
Accumulated deficit	(49,705)
Total Stockholders’ Deficit	(5,267)
Total Liabilities and Stockholders’ Deficit	$22,990

See accompanying notes to financial statements.

Federated Media Publishing, Inc.
Statement of Operations
(in thousands)

Year Ended December 31,	2013
Revenues	$37,169
Costs and Operating Expenses:
Cost of revenues	25,276
Research and development	1,742
Sales and marketing	12,157
General and administrative	3,718
Amortization, impairment and gain on disposal of intangible assets	579
Total Costs and Operating Expenses	43,472
Loss from Operations	(6,303)
Other Income (Expense):
Interest expense	(4,349)
Other income	6
Loss Before Income Taxes	(10,646)
Income taxes	68
Net Loss	$(10,714)

See accompanying notes to financial statements.

Federated Media Publishing, Inc.
Statement of Stockholders' Equity (Deficit)
(in thousands)

	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
Balance - December 31, 2012	100	$—	$45,709	$(38,991)	$6,718
Distributions to FMPL Holdings, Inc.	—	—	(4,685)	—	(4,685)
Fair value of warrants and beneficial conversion feature	—	—	2,780	—	2,780
Stock-based compensation	—	—	634	—	634
Net loss	—	—	-	(10,714)	(10,714)
Balance - December 31, 2013	100	$—	$44,438	$(49,705)	$(5,267)

See accompanying notes to financial statements.

Federated Media Publishing, Inc.
Statement of Cash Flows
(in thousands)

Year Ended December 31,	2013
Cash Flows from Operating Activities:
Net loss	$(10,714)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,625
Amortization and impairment of intangible assets	949
Stock-based compensation	601
Non-cash interest expense	2,556
Gain on disposal of BigTent	(370)
Deferred taxes	3
Provision for doubtful accounts	7
Changes in operating assets and liabilities:
Accounts receivable	4,400
Prepaid expenses and other current assets	1,665
Other assets	1
Accounts payable	(3,433)
Accrued compensation and benefits	(169)
Accrued expenses and other current liabilities	(1,005)
Deferred revenue	(538)
Other long term liabilities	1
Net Cash Used in Operating Activities	(1,421)
Cash Flows from Investing Activities:
Purchase of property and equipment	(1,550)
Proceeds from sale of BigTent	520
Maturities and sales of marketable securities	1,003
Net Cash Used in Investing Activities	(27)
Cash Flows from Financing Activities:
Borrowings on long-term debt	10,000
Payments of principal on long-term debt	(6,122)
Borrowings under revolving line of credit agreement	71,500
Repayments under revolving line of credit agreement	(81,809)
Proceeds from issuance of convertible notes, net of issuance costs of $147	6,399
Distributions to FMPL Holdings, Inc.	(4,685)
Net Cash Used in Financing Activities	(4,717)
Net Decrease in Cash	(6,165)
Cash, beginning of period	6,211
Cash, end of period	$46
Supplemental Disclosure of Non-cash Financing and Investing Activities
Stock-based compensation related to internal use software	$33
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$1,292
Cash paid for income taxes	$6

See accompanying notes to financial statements.

Federated Media Publishing, Inc.
Notes to Financial Statements

1.	Summary of Significant Accounting Policies

The Company

Federated Media Publishing, Inc. (the “Company”) is a service provider in the online advertising business, identifying advertisers and matching them with a network of websites, whose authors have audiences with defined interests that can be specifically targeted by an advertiser. The Company refers to a group of websites catering to audiences of a similar interest as “federations’’ (for example Technology, Parenting, Lifestyle), and to the writers and providers of consumer media as “authors’’. As most of these websites have authors that encourage dialog, iteration and community values with interactive audiences, this quickly evolving area of media is referred to as “conversational media’’.

Basis of Presentation
On February 3, 2014, the Company was acquired by LIN Digital Media, LLC. At the date of sale, the Company was a wholly owned subsidiary of FMPL Holdings, Inc. (“FMPL” or “the Parent”) which was the parent of a group of consolidated entities which also included Lijit Networks, Inc. (“Lijit”) and FMP Canada, Inc. (“FMP Canada”) (“the Group”). These financial statements reflect the capital structure of the Company at the date of sale, which was the result of a reorganization undertaken as part of the sale process. Prior to the reorganization, and as of December 31, 2013, Federated Media Publishing, Inc. was the parent company of the Group which was comprised of both the activities included in these financial statements and other business activities which were not sold on February 3, 2014. The business activities that were not sold are not included in the accompanying financial statements.

These financial statements reflect the capital structure of the Company at the date of sale. During the period covered by these financial statements, the activities of the Company were conducted as part of the Group’s overall operations, and separate financial statements were not prepared for the Company. These financial statements have been prepared from the Group’s historical records. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include allocations of certain expenses, liabilities and assets, which are not necessarily indicative of the expenses, liabilities and assets which would have resulted if the Company had been a standalone operation. The allocations are described more fully in Note 2, and are based on assumptions that management believes are reasonable under the circumstances. These financial statements do not necessarily reflect the results of operations, financial position, or cash flows if the Company was presented as a separate entity nor the future results of the Company as integrated with LIN Media, LLC, the ultimate parent company of LIN Digital Media, LLC.

Liquidity and Going Concern

The Company recorded a net loss of $10,714,000 for the year ended December 31, 2013 and has been dependent on external financing for financial support.  Prior to its acquisition by LIN Digital Media LLC on February 3, 2014, the Company required continued financial support to continue to operate for the foreseeable future.  The inability of the Company to receive sufficient funding from LIN Digital Media, LLC or other sources could have a material adverse effect on the Company’s operations and financial condition.  The accompanying financial statements have been prepared on a going concern basis.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and the accompanying notes. On an ongoing basis, the Company evaluates its estimates, including those related to accounts receivable allowances, useful lives and impairment of intangible assets, impairment of goodwill, property and equipment,

Federated Media Publishing, Inc.
Notes to Financial Statements

valuation of deferred tax assets, contingencies, and fair values of stock-based awards. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ materially from those estimates.

The Company also must make certain estimates to prepare the carved out financial statements. These estimates include the allocation of resources that were shared between the Company and its subsidiaries such as office and rent expenses, certain general and administrative expenses, and professional fees.

Cash

Cash in the accompanying balance sheet and statement of cash flows consists of cash on hand and deemed deposits in banks. The Company did not have any cash equivalents as of December 31, 2013. Marketable securities were classified as cash equivalents prior to reaching maturity or being sold during the year.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under ASC 820 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

•	Level 1 - Quoted prices in active markets for identical assets or liabilities;

•
Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

•	Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Federated Media Publishing, Inc.
Notes to Financial Statements

The Company’s financial instruments include cash, accounts receivable, accounts payable, and debt. Cash is reported at fair value. The recorded carrying amount of accounts receivable and accounts payable approximates their fair value due to their short-term nature. The carrying amount of debt approximates fair value based on information available to the Company with respect to current interest rates for similar financial instruments. The Company did not have any assets or liabilities that were measured at fair value on a recurring basis as of December 31, 2013.

Accounts Receivable and Concentration of Risk

Accounts receivable are recorded at the invoiced amount and are non-interest-bearing. The Company maintains an allowance for the amount of those receivables deemed to be uncollectible based upon historical collection activity adjusted for current conditions. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

No customers accounted for more than 10% of accounts receivable as of December 31, 2013, and no customers accounted for greater than 10% of revenue for the year ended December 31, 2013.

During the year ended December 31, 2013, no vendor accounted for greater than 10% of costs of revenues, operating expenses or accounts payable.

Internal-Use Software and Website Development Costs

The Company incurs costs to develop software for internal use. The Company expenses costs of planning, predevelopment efforts and post-implementation, including training and maintenance. Software development costs are capitalized when application development begins, it is probable that the project will be completed, and the software will be used as intended. Current use of the initial product happens soon after development.

During the year ended December 31, 2013, the Company capitalized internal-use software costs relating to the development of its proprietary software platform for processing its online advertising services and website development costs of $1,179,000. All internal-use software costs and website development costs are amortized over the estimated useful lives of the applications, which are estimated to be three years. Capitalized internal-use software and website development costs are included in property and equipment, net and amortization expense is included in cost of revenues.

Property and Equipment

Property and equipment, including leasehold improvements, are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the underlying assets, generally two to five years. For leasehold improvements, if the remaining lease term is less than the remaining useful life, then the shorter period is used.

Goodwill and Long-Lived Assets

Goodwill is the excess of cost over fair value of net assets of businesses acquired. Goodwill is not amortized but is tested for impairment at least annually. The Company has no indefinite-lived intangible assets apart from goodwill.

The Company evaluates its long-lived assets other than goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future estimated

Federated Media Publishing, Inc.
Notes to Financial Statements

undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.

Amortization of intangibles is calculated using the straight-line method over estimated useful lives of the assets with the exception of customer and publisher relationships which are amortized using an accelerated method. The useful lives of intangible assets range from one year for certain customer relationships, to eight years, for other customer relationships and trademarks. The Company assesses the impairment of intangible assets whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. During the year ended December 31, 2013, the Company incurred a charge of $260,000 related to impairment of other intangible assets. See Note 4, Goodwill and Other Intangible Assets.

Goodwill is tested for impairment annually as of November 30, or at an interim date if an event occurs or conditions change that would more likely than not reduce the fair value of the Company’s reporting unit below its carrying value. The Company has determined that it has one reporting unit. The Company performed a goodwill impairment analysis as of November 30, 2013 and concluded that no impairment existed.

Income Taxes

The Company is a member of a consolidated group of entities for which a consolidated tax return is filed. Tax expense and deferred tax amounts presented herein utilize the benefits-for-loss tax allocation method, which is a modification of the separate return method.

Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases, and are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered. Under the benefits-for-loss tax-allocation method the federal net operating loss, and other tax attributes, are treated as realized when utilized in the consolidated tax return. Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be realized.

Interest and penalties are classified as a component of the provision for income taxes. Amounts of accrued interest and penalties recorded were not material as of December 31, 2013.

The Company applies FASB ASC 740-10, Accounting for Uncertainty in Income Taxes – an interpretation of FASB ASC 740 (“ASC 740-10”). ASC 740-10 contains a two-step approach to recognize and measure uncertain tax positions accounted for in accordance with ASC 740. The first step is to evaluate tax positions for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50 percent likely of being realized upon settlement.

Although the Company believes it has adequately reserved for uncertain tax positions, no assurance can be given that the final tax outcome of these matters will not be different. The Company adjusts these reserves in light of changing facts and circumstances, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will impact the provision for income taxes in the period in which such determination is made. See Note 8, Income Taxes.

Revenue Recognition

The Company recognizes revenue when the following criteria have been met: persuasive evidence of an arrangement exists, the fees are fixed or determinable, delivery has occurred or services have been rendered and collection is reasonably assured.

Federated Media Publishing, Inc.
Notes to Financial Statements

The Company is compensated by its customers for providing advertising services as defined by the number of impressions (online advertisement content) displayed on its authors’ websites. The Company recognizes revenue only when the service is performed in accordance with the terms of its binding arrangement, such as an insertion order or contract and related purchase order with the customer, which collectively defines the nature and extent of advertising services to be provided by the Company and the fee basis for delivering that service in a manner that both parties acknowledge to be binding contractually. The services are generally regarded as delivered when the impression for the customer’s advertisement is displayed on the author’s website, and invoices rendered on that basis are considered collectible with a reasonable level of assurance.

The Company operates as a primary obligor in its transactions and takes the risks and rewards of filling its contracts with its advertising customers. It owns and manages the technology to serve those advertisements to authors’ websites, negotiates pricing, advises and proffers a selection of websites for use by those customers and is responsible for collections of its fees for services. Consequently, revenue is recorded as gross amounts received and collectible.

In certain arrangements, the Company provides advertising packages that include different media placements or ad services that are delivered at the same time, or within close proximity of one another, and may also include creative and promotional services along with the impression-based advertising.

The Company considers whether the components of each arrangement represent separate units of accounting. Revenue arrangements with multiple components are divided into separate units of accounting if certain criteria are met, including whether the component has stand-alone value to the customer. The arrangement consideration is then allocated to the separate units of accounting based on each unit’s relative estimated selling price following a hierarchy of VSOE, TPE and BESP as described below:

VSOE: The Company determines Vendor Specific Objective Evidence (“VSOE”) based on its historical pricing and discounting practices for the specific product or service when sold separately. In determining VSOE, the Company requires that a substantial majority of the selling prices for these services fall within a reasonably narrow pricing range. The Company has not historically priced its advertising products within a narrow range. As a result, the Company has not been able to establish VSOE for its products.

Federated Media Publishing, Inc.
Notes to Financial Statements

TPE: When VSOE cannot be established for a deliverable in multiple element arrangements, the Company applies judgment with respect to whether it can establish a selling price based on Third Party Evidence (“TPE”). TPE is determined based on competitor prices for similar deliverables when sold separately. Generally, the Company’s offerings contain a significant level of differentiation such that comparable pricing of services cannot be obtained. Furthermore, the Company is unable to reliably determine what similar competitor services’ selling prices are on a stand-alone basis. As a result, the Company has not been able to establish selling price based on TPE.

BESP: When it is unable to establish selling price using VSOE or TPE, the Company uses Best Estimated Selling Price (“BESP”) in its allocation of arrangement consideration. The objective of BESP is to determine the price at which the Company would transact as a sale if the service were sold on a stand-alone basis. BESP is generally used to allocate the selling price to deliverables in the Company’s multiple element arrangements. The Company determines BESP for deliverables by considering multiple factors including, but not limited to, prices it charges for similar offerings, market conditions, the competitive landscape and pricing practices. The sales price data is collected from prior sales, and although the historical pricing may not have the consistency to establish VSOE, it is sufficiently objective to be considered, along with other factors, in determining BESP. The Company regularly reviews BESP. Changes in assumptions or judgments or changes to the elements in the arrangement may cause an increase or decrease in the amount of revenue that the Company reports in a particular period.

Cost of Revenue

Cost of revenue consists primarily of traffic acquisition costs, which are comprised of amounts paid to acquire the use of an author’s website for display of the advertiser’s impression. Cost of revenue also includes the expenses associated with the operation of the data centers, including depreciation, labor, bandwidth costs, and fees for delivering advertising impressions and amortization of internal-use software costs. External costs incurred in association with creative and promotional services where the revenue is recognized over the campaign life are recorded within costs of revenues as the related revenue is recognized.

Research and development expense

Research and development expense consists primarily of compensation related expenses incurred for the minor enhancements, hot-line support, and bug fixing of the Company’s technology platforms. The Company expenses research and development costs as they are incurred.

Advertising Costs

Advertising costs are expensed as incurred and amounted to $311,000 for the year ended December 31, 2013.

General and Administrative Expense

General and administrative expense consists primarily of compensation-related expenses for the Company’s finance and human resources personnel and other professional services. Other professional services are principally comprised of outside legal, accounting, and public relation services.

Stock-Based Compensation

Employees and non-employees have received grants of the Parent’s stock options in exchange for services provided to the Company. The financial statements reflect the cost of these stock-based compensation awards. The financial statements also reflect a portion of the cost of stock-based compensation awards related to shared services (see Note 2).

Federated Media Publishing, Inc.
Notes to Financial Statements

The Company applies fair value recognition for all share-based payment transactions in which it receives employee services in exchange for interests in the Parent’s equity instruments. Compensation expense for all stock-based awards on the Parent’s equity is measured at fair value on the date of grant. The Parent has elected to use the Black-Scholes-Merton (“BSM”) pricing model with a single option price award approach to determine the fair value of stock options on the date of grant. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

For stock awards to non-employees the BSM pricing model is used to measure the fair value of options granted. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

2.	Shared Services Allocations

As discussed in Note 1, the Company was part of the FMLP group of consolidated entities at the date of its acquisition by LIN Digital Media, LLC. The Company incurred certain corporate overhead costs on behalf of other consolidated entities (“shared services”). The accompanying financial statements include allocations of these shared services to other consolidated entities to reflect each company's respective use of these resources. Amounts related to the use of these resources by other consolidated entities are not included in these financial statements. The major components of shared services include executive oversight, stock compensation, facilities and rent, professional fees and accounting. The allocations of these shared services were based on specific identification where possible. Where specific identification was not possible, allocations were based on the ratio of Company employees to those of the consolidated group for the applicable periods. In addition, 100% of historical debt balances were allocated to the Company as the debt was incurred and used to support the Company’s operations exclusively.

The following table summarizes the shared service allocation amounts reflected in the accompanying financial statements (in thousands):

Year Ended December 31,	2013
Research and development	$49
Sales and marketing	92
General and administrative	3,124
Total	$3,265

Federated Media Publishing, Inc.
Notes to Financial Statements

3.	Property and Equipment

Property and equipment consisted of the following (in thousands):

December 31,	2013
Leasehold improvements	$313
Equipment	221
Furniture and fixtures	273
Internal-use software	13,762
Computer hardware and software	3,474
18,043
Less accumulated depreciation and amortization	(13,635)
Total	$4,408

Depreciation and amortization expense pertaining to property and equipment was $4,625,000 for the year ended December 31, 2013.

4.	Goodwill and Other Intangible Assets

The Company’s goodwill related to acquisitions made in prior periods was $6,484,000 as of December 31, 2013.

Goodwill is tested for impairment annually as of November 30, or at an interim date if an event occurs or conditions change that would more likely than not reduce the fair value of the Company’s reporting unit below its carrying value. The Company has determined that it has one reporting unit.

The following table summarizes the Company’s other intangible assets as of December 31, 2013 (in thousands):

	Gross Carrying Amount (Pre-impairment)	Accumulated Impairment Losses	Gross Carrying Amount (Post-impairment)	Accumulated Amortization	Net Carrying Amount	Weighted-Average Remaining Life (YRS)
Developed technology	$1,918	$(293)	$1,625	$(1,625)	$—	—
Group and publisher Relationships	6,240	(2,507)	3,733	(3,021)	712	0.5
Trademarks and domain Name	490	(236)	254	(254)	—	—
Total	$8,648	$(3,036)	$5,612	$(4,900)	$712	0.5

Federated Media Publishing, Inc.
Notes to Financial Statements

During the year ended December 31, 2013, the Company determined that there were indicators of impairment for group and publisher relationships with the rapid decline in the value of impressions displayed on certain authors’ websites. The Company evaluated the undiscounted cash flows of the respective asset groups and concluded that impairment existed and measured impairment based on the excess of the carrying value over the fair value of the impaired intangible assets. The aggregate impairment charge relating to the Company’s intangible assets was $260,000. An impairment charge of $2,776,000 was recorded in prior years.
The Company primarily used the income approach to determine the fair value of its impaired asset groups, which included an analysis of the cash flows and risks associated with achieving such cash flows. Key assumptions included discount rates of 20% and estimated annual revenue attrition rates ranging from 19% to 75%.
Subsequent to the evaluation of impairment of amortizable intangible assets, the Company performed its annual goodwill impairment test and concluded that no goodwill impairment existed.
Intangible assets amortization expense was $689,000 for the year ended December 31, 2013.

As of December 31, 2013, the estimated future amortization expense of other intangible assets in the table above is as follows (in thousands):

Year Ending December 31,	Amortization Expense
2014	$712

In June 2013, the Company sold the assets relating to its BigTent asset group for $520,000, resulting in a gain of $370,000 reflected within Operating Expenses in the accompanying Statement of Operations. BigTent was an internet-based community primarily oriented toward parenting, and was acquired by the Company in 2010. Due to the anticipated migration of advertising displayed on BigTent sites to other author sites, and resultant retention of revenues, BigTent was not treated as a discontinued operation for financial reporting purposes. The net assets disposed of were deemed to represent a business and $150,000 of goodwill was allocated to these assets, based on their fair value relative to that of the retained business, in determining the gain on disposal.

5.	Debt

On February 16, 2007, the Company obtained a bank credit facility, including a revolving line of credit. The terms of the bank credit facility have since undergone various amendments. In February 2013, the Company amended its existing bank credit facility and extended its line of credit’s maturity date through March 31, 2014, decreased the available principal amount to $20 million and agreed to repay the term loan balance to $5 million after the completion of additional debt financing from its existing shareholders and third party lender. As of December 31, 2013, the Company’s facility provided for a $5.0 million term loan and a $20.0 million (subject to borrowing base limits) revolving line of credit.

Federated Media Publishing, Inc.
Notes to Financial Statements

The line of credit and term loan are secured by a first priority interest on the Company’s assets. The line of credit allows the Company to draw down loan advances against the value of its eligible accounts receivable (“borrowing base limit”). Accounts receivable receipts are deposited into a lockbox account in the name of the bank. The deposited cash receipts are automatically swept to reduce the Company’s outstanding loan balance.  At December 31, 2013 the borrowing base limit on the line of credit was $15,361,000. The line of credit bears an interest rate equal to the Wall Street Journal prime rate plus 3.25% and contains certain financial covenants, including minimum adjusted quick ratio, minimum liquidity amounts defined as the Company’s unrestricted cash at the bank plus unused availability under the line of credit, and minimum trailing twelve month EBITDA, with which the Company must comply.

The amended term loan bears an interest rate at the Wall Street Journal prime plus 5.0%. The interest rate at December 31, 2013 was 8.25%. Prior to the February 2013 amendment, the interest rate was either prime plus 3% or LIBOR plus 6.5% at the Company’s option, and the Company had been repaying principal in forty-eight equal installments. Subsequent to the amendment, the Company is required to pay interest only through October 31, 2013 after which the previously determined equal installments will resume, with monthly payments of accrued interest, through November 2015. The remaining principal is also due to be paid in full at this date.

In addition, in February 2013, the Company entered into a Loan and Security Agreement with a third party lender for a loan of $5.0 million with a maturity date on March 1, 2016. The loan bears an interest rate of 10.5% per annum and contains a monthly cash burn financial covenant and a success fee upon the change of control. The Company is required to pay interest only through March 31, 2014 and thereafter, twenty-four equal installments of principal, plus monthly payments of accrued interest through March 1, 2016. At March 1, 2016, the Company is required to pay a deferred closing fee of $100,000.

As of December 31, 2013, the Company was in compliance with all covenants under the debt agreements.

At December 31, 2013, future debt principal repayments (exclusive of the line of credit) are (in thousands):

Years Ending December 31,	Loan Principal Repayments
2014	$5,000
2015	3,986
2016	684
9,670
Less current portion	(5,000)
Long-term debt	$4,670

Federated Media Publishing, Inc.
Notes to Financial Statements

6.	Convertible Notes and Warrants

On February 19, 2013 and March 23, 2013, the Company entered into a Note and Warrant Purchase Agreement with its existing shareholders and certain executives for loans of $6,590,000. Each Note bears an interest rate of 8% per annum and included warrants to purchase the Company’s common stock. The Notes contain certain rights including a conversion option into the next round of financing at a price equal to the lowest per share amount paid by other participating investors, at a discount of approximately 33% less than the price paid by investors for shares sold in an offering to the public (“IPO”) and a put right equal to the amount of the outstanding debt in the event of a change of control. Certain existing shareholders and certain executives entered into Subordinated Agreements with a bank and a third party lender providing that they will not demand or receive from the Company all or any part of the loan of $6,590,000 until all bank and third party lender loans are fully paid in cash, there are no commitments or obligations to lend any further funds to the Company by the bank or third party lender, and all financing agreements between the Company and each bank and third party lender are terminated. The Notes will mature on March 31, 2014 with principal and accrued interest due and payable on March 31, 2014.

In connection with the Issuance of each Note, the Company issued warrants to purchase an aggregate of 2,125,913 shares of the Company’s common stock at an exercise price of $1.549 per share. The warrants expire at the earlier of 1) 10 years from the date of issuance, 2) an IPO event, or 3) a change of control and were valued on the date of issuance using the Black-Scholes pricing model using the following parameters:

Years ended December 31,	2013
Expected term	10 years
Volatility	50.69%
Risk free interest rate	1.97%
Dividends	—
Fair value of common stock	$1.34

The relative fair value of the warrants of $1,390,000 and the associated intrinsic value of the beneficial conversion option of $1,390,000 have been recorded as a discount on the Notes and as an addition to additional paid-in capital. In addition, the Company recorded debt issuance costs for fees paid related to the financing of $191,000. The total discount of $2,971,000 is being amortized as additional interest expense through the maturity date of the Notes using the effective interest method. Total non-cash interest expense related to these Notes for the year ended December 31, 2013 was $2,556,000. The carrying value of the Notes as of December 31, 2013 are as follows (in thousands):

Principal balance of Convertible Notes	$6,590
Plus: Accrued and unpaid interest	446
Less: Unamortized discount	(861)
Carrying value	$6,175

Federated Media Publishing, Inc.
Notes to Financial Statements

7.	Commitments and Contingencies

Facility Leases

The Company leases its corporate office in San Francisco under an operating lease entered into in January 2013. The lease agreement provides for annual rent of $520,000 with escalating rent payments of $1 per square foot for a period of 4 years from the lease commencement in March 2013. In addition to its corporate office, the Company entered into a five-year and 4.5 month lease in New York City for a sales office at an initial monthly rent of $30,000 with an annual two and one-half percent rent escalation. The lease expires on July 31, 2016. Rent expense is recorded on a straight-line basis over the lease term and was $907,000 for the year ended December 31, 2013.

At December 31, 2013, future minimum payments under non-cancelable operating lease agreements for premises in San Francisco and New York are (in thousands):

Years Ending December 31,
2014	$818
2015	829
2016	692
2017	22
Total	$2,361

Under its bylaws, the Company has agreed to indemnify its officers and directors to the fullest extent permitted by its bylaws and the General Corporation Law of the State of Delaware for certain events or occurrences arising as a result of the officer or director’s serving in such capacity. The coverage applies only to acts, which occurred during the tenure of the officer or director and has an unlimited term. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. The Company believes the estimated fair value of these indemnification agreements is minimal and has no liabilities recorded for these agreements as of December 31, 2013.

The Company enters into indemnification provisions under (i) its agreements with other companies in its ordinary course of business, typically with business partners, contractors, customers, and landlords and (ii) its agreements with investors. Under these provisions the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company's activities or, in some cases, as a result of the indemnified party's activities under the agreement. These indemnification provisions often include indemnifications relating to representations made by the Company with regard to intellectual property rights. These indemnification provisions generally survive termination of the underlying agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. The Company has not incurred material costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2013.

Federated Media Publishing, Inc.
Notes to Financial Statements

Other

The Company, in the normal course of business, utilizes licenses for technology used in the Company’s business. Fees are based on usage of the underlying technology. Payments under these arrangements are not considered to be significant.

8.	Income Taxes

The Company is a member of a consolidated group of entities for which income tax returns are filed for the consolidated group. The Company’s income taxes are presented herein utilizing the benefits-for-loss tax allocation method, which is a modification of the separate return method. The current income tax expense is recorded as an increase in Parent company debt.

The Company provides for deferred taxes based on the difference between the basis of assets and liabilities for financial reporting purposes and the basis for income tax purposes, calculated using enacted rates that will be in effect when the differences are expected to reverse.

Income tax expense as presented in the Statement of Operations consisted of the following (in thousands):

Year Ended December 31,	2013
Current:
Foreign	$48
Federal	—
State	17
Total current expense	65
Deferred:
Federal	3
State	—
Total deferred expense	3
Income tax expense	$68

Federated Media Publishing, Inc.
Notes to Financial Statements

Significant components of the Company’s deferred tax assets and deferred tax liabilities are as follows (in thousands):

December 31	2013
Deferred tax assets:
Net operating loss carryforwards	$14,487
Tax credit carryforwards	575
Reserves and accruals	689
Stock-based compensation	287
Gross deferred tax assets	16,038
Less valuation allowance	(15,774)
Total deferred tax assets	264
Deferred tax liabilities:
Intangible assets	(106)
Depreciation and amortization	(158)
Total deferred tax liabilities	(264)
Deferred tax, net	$—

The difference between the tax provision at the statutory rate of 34% and the provision for income taxes is primarily due to the net change in the valuation allowance.

At December 31, 2013, the Company has available net operating loss (“NOL”) carryforwards of approximately $37,035,000 and $30,915,000 to offset future federal and state taxable income, respectively. The federal NOL carryforwards will begin to expire in 2020, while the state NOL carryforwards will begin to expire in 2014. Subsequent to the sale of the Company to LIN Digital Media, LLC on February 3, 2014, all net operating losses and tax credit attributes were retained by FMPL.

The Company uses the benefits-for-loss tax-allocation method, which is a modification of the separate return tax-allocation method. Under this method, the federal net operating loss, and other tax attributes, are treated as realized when utilized in the consolidated tax return. Due to the history of losses generated in the past, the Company believes that it is not more-likely-than-not that all of the deferred tax assets can be realized. Therefore, the Company has a full valuation allowance on all deferred tax assets. The Company’s deferred tax asset valuation allowance increased by $3,900,000 for the year ended December 31, 2013.

There were approximately $777,000 of unrecognized tax benefits as of December 31, 2013, of which approximately $193,000 would impact the provision for income taxes if recognized. The remaining amount relates to items which are fully offset by a deferred tax asset valuation allowance.

Federated Media Publishing, Inc.
Notes to Financial Statements

The aggregate changes in the balance of gross unrecognized tax benefits were as follows (in thousands):

2013
Balance as of January 1	$650
Additions for positions taken in 2013	—
Additions for prior year positions taken	127
Balance as of December 31	$777

The Company has adopted the accounting policy that interest and penalties will be classified as a component of the provision for income taxes. As of the date of adoption of ASC 740 and through December 31, 2013, the Company did not have any interest or penalties associated with unrecognized tax benefits. The Company does not anticipate any significant changes to the unrecognized tax benefits within twelve months of this reporting date.

The Company is subject to taxation in various U.S. states. There are no ongoing examinations by taxing authorities at this time except for a California income tax examination for years 2009 to 2011. The Company believes that any California tax adjustments, if imposed, are fully provided in the financial statements as reported. The Company’s federal and California tax returns are subject to examination by tax authorities for tax years 2005 through 2012 except for an acquired NOL, which is subject to examination for tax years starting from 2000.

9.	Stock-Based Compensation

Employees and non-employees of the Company have received grants of the parent company options. Incentive options may be granted with an exercise price that is no less than the estimated fair value of the Parent’s common stock at the date of grant to employees and directors. Nonqualified stock options may be granted to employees, directors and consultants with an exercise price not less than 85% of the estimated fair value of the underlying common stock at the grant date. Options granted to any 10% stockholder must have an exercise price per share that is not less than 110% of the estimated fair value per share of common stock on the date of grant.

Options granted generally have a maximum term of 10 years from grant date, are exercisable upon vesting unless otherwise designated for early exercise by the Board of Directors at the time of grant, are pursuant to individual written agreements, and generally vest ratably over a four-year period, with a 25% cliff vesting after one year and then ratably on a monthly basis for the remaining three years. Certain option agreements provide for accelerated vesting of options upon the effective date of an initial public offering or a change in control of the Company. Early exercise of options is permitted and such early exercises are subject to the vesting provisions mentioned above, and any unvested shares are subject to repurchase at the original exercise price upon termination of employment, death or disability. At December 31, 2013, no shares remain subject to repurchase.

The Company measures and recognizes compensation expense for all share-based payment awards made to employees and directors based on estimated fair values determined by the Parent. The fair value of share-based payment awards to employees and directors on the date of grant is estimated using the BSM pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period in the Statement of Operations. As stock-based compensation expense is based on awards ultimately expected to vest, it has been reduced for the estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The determination of fair value of share-based payment awards to employees on the date of grant using the BSM pricing model is affected by the Parent company’s stock price, as well as assumptions regarding a number of

Federated Media Publishing, Inc.
Notes to Financial Statements

highly complex and subjective variables. These variables include, but are not limited to, the expected stock price volatility over the expected term of the awards, and actual and projected employee stock option exercise behaviors. The expected term is estimated using the simplified method. Historical data is used to estimate forfeitures. The risk-free rate is based on U.S. Treasury rates in effect during the corresponding period of grant. The expected volatility is based on historical volatility of peer companies. The fair value of common stock was based on the values which were approved by the Parent’s Board of Directors at each respective date. Those fair values were supported by external and/or internal valuations of the Parent’s common stock.

The Parent used the following weighted average assumptions in its BSM pricing model:

Years ended December 31,	2013
Expected term	5.57 years
Volatility	51.04%
Risk free interest rate	1.25%
Dividends	-

A summary of the stock option activity for the Company’s employees follows:

	Number of Shares	Weighted-Average Exercise Price	Weighted-Average Grant Date Fair Value
Outstanding at December 31, 2012	1,743,891	$6.37	$2.90
Granted	1,469,816	1.38	0.54
Exercised	(78,048)	0.47	0.34
Cancelled/Forfeited-Unvested	(759,558)	5.80	2.75
Cancelled/Expired-Vested	(350,939)	3.47	1.07
Outstanding at December 31, 2013	2,025,162	$1.55	$0.58

Federated Media Publishing, Inc.
Notes to Financial Statements

The following table summarizes information about currently outstanding and vested stock options at December 31, 2013:

Options Outstanding			Options Vested
Exercise Price	Number of Options	Weighted-Average Remaining Contractual Life (Years)	Number of Options
$0.01-$0.02	148,438	1.07	148,438
$0.41-$1.34	1,290,960	7.82	340,733
$1.41-$2.44	496,587	4.38	86,587
$6.33-$10.20	78,855	0.17	78,563
$14.55-$15.69	10,322	1.09	9,842
	2,025,162		664,163

At December 31, 2013, the aggregate intrinsic value of currently exercisable options granted to Company employees was approximately $398,000 and the weighted average remaining contractual term of those options was 2.97 years. The aggregate intrinsic value was calculated as the difference between the exercise prices of the underlying stock option awards and the fair value of the Parent company stock at December 31, 2013. At December 31, 2013, the weighted average exercise price of currently exercisable options was $1.89. At December 31, 2013, the number of options vested and expected to vest was 1,671,784.

The Company recorded employee stock-based compensation for options granted to Company employees of $634,000 for the year ended December 31, 2013. The stock-based compensation was allocated to the following asset, cost and expense categories (in thousands):

Year Ended December 31,	2013
Internal-use software	$33
Cost of revenues	—
Research and development expense	11
Sales and marketing expense	300
General and administrative expense	290
$634

At December 31, 2013, the Company had total unrecognized stock-based compensation expense for options granted to Company employees of approximately $1,242,000 expected to be recognized over a weighted average of 2.6 years.

Federated Media Publishing, Inc.
Notes to Financial Statements

Modification of Stock-Based Awards

In April 2013, the parent company completed a stock option repricing whereby existing shareholders holding options to purchase 979,445 shares elected to have their existing exercise prices reduced to $1.342 per share. In conjunction with the repricing, the participating option holders agreed that only 30% of their existing vested options would remain vested, with the remaining 70% of options subject to a monthly vesting schedule over 3 years. In addition, option grants with 100% of the shares unvested retained the original vesting schedules. The repriced options will expire in April 2023.

The repricing is considered a modification of the stock option awards, which requires the calculation of incremental compensation cost. The total incremental compensation cost resulting from the repricing is $338,000 of which $136,000 was expensed in the year ended December 31, 2013. The remainder will be recorded over the remaining vesting period of the awards.

10.	Stockholders’ Equity (Deficit)

As discussed in Note 1, the Company became a wholly owned subsidiary of FMPL Holdings, Inc. on February 3, 2014 as the result of a reorganization undertaken as part of the sale process to LIN Digital Media, LLC. These financial statements reflect the capital structure of the Company at the date of sale at which point 100 shares of common stock were authorized, issued and outstanding, all of which were owned by FMPL Holdings, Inc.

11.	Related Party Transactions

Amounts due to the Company from FMPL, Lijit and FMP Canada are not expected to be recovered and therefore have been treated as capital transactions and presented within equity. Increases and decreases in this balance have been reflected as a withdrawal of capital or contributions, respectively, with a corresponding entry made to Additional paid-in capital in the Statement of Stockholders’ Equity (Deficit). Distributions of $4,685,000 were made in the year ended December 31, 2013.

The Company placed online advertising content on Lijit’s publisher’s websites incurring costs totaling $1,329,000 for the year ended December 31, 2013. These amounts are recorded within costs of revenues in the accompanying statement of operations.

The Company incurred certain shared services costs on behalf of consolidated entities of the Group. See Note 2 for costs incurred on behalf of these entities.

The Founder of the Company is also a partner and member of the Board of Directors of an entity that does business with the Company as an author. That entity supplied the Company with advertising space for which it charged the Company the amount of $1,023,000 for the year ended December 31, 2013, recorded by the Company as cost of revenues. The Company had balances owing to this related party entity of $236,000 at December 31, 2013.

Federated Media Publishing, Inc.
Notes to Financial Statements

12.	Subsequent Events

On February 3, 2014, all of the outstanding shares of the Company were acquired by LIN Digital Media, LLC. In conjunction with the sale, the Convertible Notes entered into with existing shareholders and certain executives in March 2013 were transferred to FMPL. The Loan and Security Agreement entered into with a third party lender in February 2013 was repaid. The bank credit facility and the related line of credit were also repaid. Vesting of the 979,445 options re-priced during 2013 was accelerated on close such that these amounts became fully vested. Vesting of all other options was accelerated by 6 - 12 months depending on seniority.

In connection with the issuance of the financial statements for the year ended December 31, 2013, the Company has evaluated subsequent events through April 14, 2014, the date the financial statements were issued.